Exhibit 99.1

NEWS RELEASE
Contact:	G. Janelle Frost, President & CEO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2015 SECOND QUARTER RESULTS

Operating Net Income Grows 26.9%

DeRidder, LA – July 30, 2015 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the second quarter ended June 30, 2015.

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands, except per share data)
Net premiums earned	$95,569	$93,516	2.2%	$190,356	$182,749	4.2%
Net investment income	6,890	6,845	0.7%	13,723	13,553	1.3%
Net realized gains (losses) on investments (pre-tax)	(2,617)	232	NM	(2,558)	333	NM
Net income	14,319	12,773	12.1%	29,449	23,322	26.3%
Diluted earnings per share	$0.75	$0.68	10.3%	$1.54	$1.23	25.2%
Operating net income	16,020	12,622	26.9%	31,112	23,106	34.6%
Operating earnings per share	$0.84	$0.67	25.4%	$1.63	$1.22	33.6%
Book value per share	$24.87	$23.26	6.9%	$24.87	$23.26	6.9%
Net combined ratio	83.6%	89.4%		84.2%	91.0%
Return on average equity	12.3%	11.9%		12.8%	10.9%

Commenting on these results, Allen Bradley, AMERISAFE’s Executive Chairman, stated, “NCCI’s President & CEO Steve Klingel recently characterized the U. S. workers’ compensation market as ‘Calm now….but turbulence ahead.’ His comments acknowledge the solid performance in 2013 and 2014 while reminding stakeholders and others that the market is cyclical and subject to significant fluctuations in results. Despite an increase in competition, we believe this market remains relatively attractive. Major carriers continue to exercise discipline in underwriting and industry claims metrics in terms of frequency and severity are favorable.”

Insurance Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)
Gross premiums written	$106,022	$103,820	2.1%	$206,811	$209,523	-1.3%

Net premiums earned	95,569	93,516	2.2%	190,356	182,749	4.2%
Loss and loss adjustment expenses incurred	57,304	62,463	-8.3%	117,310	123,748	-5.2%
Underwriting and certain other operating costs, commissions, salaries and benefits	22,082	21,012	5.1%	42,452	42,383	0.2%
Policyholder dividends	438	88	397.7%	653	201	224.9%

Underwriting profit (pre-tax)	15,745	9,953	58.2%	29,941	16,417	82.4%

Insurance Ratios:
Current accident year loss ratio	69.8%	71.5%		69.8%	71.5%
Prior accident year loss ratio	-9.8%	-4.7%		-8.2%	-3.8%

Net loss ratio	60.0%	66.8%		61.6%	67.7%
Net underwriting expense ratio	23.1%	22.5%		22.3%	23.2%
Net dividend ratio	0.5%	0.1%		0.3%	0.1%

Net combined ratio	83.6%	89.4%		84.2%	91.0%

•	Gross premiums written in the quarter increased by $2.2 million due to a combination of the higher voluntary premium as well as positive payroll audits and related premium adjustments for policies written in previous periods. Payroll audits and related premium adjustments increased premiums written by $4.5 million in the second quarter of 2015, a 2.3% increase from the $4.4 million generated in the second quarter of 2014.

•	Voluntary premium for policies written during the quarter increased by 2.1% compared to prior year quarter.

•	In the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $9.4 million, mostly attributable to accident years 2012, 2006 and 2007. Our calendar year loss ratio was 60.0%, a 6.8 percentage point improvement from the second quarter of 2014, reflecting improved trends on frequency.

•	For the quarter ended June 30, 2015, the underwriting expense ratio was 0.6 percentage points higher than the prior year. The increase was primarily due to less contingent profit commission, which typically acts as an offset to expenses.

•	The effective tax rate for the three months ended June 30, 2015 was 28.8% compared to 25.1% for the second quarter of 2014. The increase was driven by the mix of improved underwriting profitability and tax exempt income.

G. Janelle Frost, President and Chief Executive Officer, noted, “The solid results this quarter and year to date are evidence of our continued commitment to the AMERISAFE model of disciplined underwriting, extensive claims management, and controlled expenses. This quarter favorable case loss development and frequency trends led to a lower loss ratio. As anticipated, we experienced lower pricing than the previous year. However, we believe our current pricing coupled with our thorough underwriting, safety and claims practices, provides the groundwork for continued underwriting success.”

Investment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014	% Change	2015	2014	% Change
	(in thousands)
Net investment income	$6,890	$6,845	0.7%	$13,723	$13,553	1.3%
Net realized gains (losses) on investments (pre-tax)	(2,617)	232	NM	(2,558)	333	NM
Pre-tax investment yield	2.4%	2.6%		2.5%	2.6%
Tax-equivalent yield (1)	3.6%	3.7%		3.6%	3.7%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of June 30, 2015, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.1 billion.

Capital Management

The Company paid a regular quarterly cash dividend of $0.15 per share on June 26, 2015. On July 28, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share payable on September 25, 2015 to shareholders of record as of September 11, 2015. The Board intends to consider the payment of a regular cash dividend each calendar quarter.

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning the plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million for an average per share price of $17.78, including commissions.

Supplemental Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Net income	$14,319	$12,773	$29,449	$23,322
Less: Net realized capital gains (losses)	(2,617)	232	(2,558)	333
Tax effect (1)	916	(81)	895	(117)

Operating net income (2)	16,020	12,622	31,112	23,106

Average shareholders’ equity (3)	467,226	428,031	459,883	426,149
Less: Average other comprehensive income (loss)	2,840	453	2,431	(1,167)

Adjusted average shareholders’ equity	464,386	427,578	457,452	427,316

Diluted weighted average common shares	19,080,065	18,894,885	19,069,949	18,885,384
Return on average equity (4)	12.3%	11.9%	12.8%	10.9%
Operating return on average equity (2)	13.8%	11.8%	13.6%	10.8%
Diluted earnings per common share	$0.75	$0.68	$1.54	$1.23
Operating earnings per common share (2)	$0.84	$0.67	$1.63	$1.22

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35% plus the change in valuation allowance for deferred taxes.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for July 31, 2015, at 10:30 a.m. Eastern Time to discuss the results for the quarter and the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through August 6, 2015. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 80689748.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, oil and gas and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2014. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$106,022	$103,820	$206,811	$209,523
Ceded premiums written	(2,549)	(3,493)	(5,085)	(6,832)

Net premiums written	$103,473	$100,327	$201,726	$202,691

Net premiums earned	$95,569	$93,516	$190,356	$182,749
Net investment income	6,890	6,845	13,723	13,553
Net realized gains (losses) on investments	(2,617)	232	(2,558)	333
Fee and other income	94	31	203	162

Total revenues	99,936	100,624	201,724	196,797

Expenses:
Loss and loss adjustment expenses incurred	57,304	62,463	117,310	123,748
Underwriting and other operating costs	22,082	21,012	42,452	42,383
Policyholder dividends	438	88	653	201

Total expenses	79,824	83,563	160,415	166,332

Income before taxes	20,112	17,061	41,309	30,465
Income tax expense	5,793	4,288	11,860	7,143

Net income	$14,319	$12,773	$29,449	$23,322

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Basic EPS:
Net income	$14,319	$12,773	$29,449	$23,322

Basic weighted average common shares	18,917,229	18,600,186	18,882,693	18,566,235
Basic earnings per share	$0.76	$0.69	$1.56	$1.26

Diluted EPS:
Net income	14,319	12,773	29,449	23,322

Diluted weighted average common shares:
Weighted average common shares	18,917,229	18,600,186	18,882,693	18,566,235
Stock options and performance shares	162,836	294,699	187,256	319,149

Diluted weighted average common shares	19,080,065	18,894,885	19,069,949	18,885,384
Diluted earnings per common share	$0.75	$0.68	$1.54	$1.23

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Investments	$1,061,721	$1,016,333
Cash and cash equivalents	61,589	90,956
Amounts recoverable from reinsurers	90,163	85,888
Premiums receivable, net	203,101	178,917
Deferred income taxes	32,301	31,231
Deferred policy acquisition costs	21,390	19,649
Other assets	63,846	34,246

	1,534,111	1,457,220

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$715,145	$687,602
Unearned premiums	179,945	168,576
Insurance-related assessments	33,400	29,315
Other liabilities	132,823	124,759

Shareholders’ equity	472,798	446,968

Total liabilities and shareholders’ equity	$1,534,111	$1,457,220

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